Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Cynthia Michener 860-273-8553 michenerc@aetna.com
Investor Contact: Teresa Jylkka 860-273-9231 jylkkatb@aetna.com

News Release ______________________________________________________________________________________________

AETNA STATEMENT REGARDING LAWSUIT FILED IN NEW JERSEY

HARTFORD, Conn., August 2, 2007 -- Aetna (NYSE:  AET) today issued the following statement regarding a lawsuit filed on July 30, 2007, in the United States District Court for the District of New Jersey.

•	Aetna received this lawsuit on August 1, 2007, and is reviewing the complaint.
•	The plaintiff purports to represent a class of members in Aetna’s health plans who have utilized the services of providers who do not participate in the company’s provider network.
•
The complaint alleges that, among other things, Aetna’s practices in connection with the payment of claims for services provided to its members by providers who do not participate in the company’s provider network violate the federal Employee Retirement Income Security Act of 1974.

•	Aetna believes this lawsuit is without merit and will defend this action vigorously.
•	Reimbursement of non-participating providers is a complex issue, and Aetna strives to implement policies that are in the best interests of its members and employers who purchase benefits plans.

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 34.9 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com